                                  Exhibit 99.1

News Release


     Contact: Pam Taylor
             606.655.6523

     FOR IMMEDIATE RELEASE

                       JACOR ENTERS SAN JOSE WITH KSJO-FM

     COVINGTON, KY., OCTOBER 13, 1997:   Jacor Communications, Inc. (JCOR:
     Nasdaq) entered into an agreement to purchase KSJO-FM in San Jose from American Radio Systems. KSJO-FM represents Jacor's initial entry into the San Jose broadcast area. Jacor will pay $30 million for the central California station.

     The transaction is subject to regulatory review.

     Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor now owns, operates, or represents 167 radio stations in 36 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, the Los Angeles based syndicator of THE DR. LAURA SCHLESSINGER SHOW and creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

     Visit www.cfonews.com/jcor/ for more information on Jacor.



                                                  Jacor Communications, Inc.
                                                  12th Floor
                                                  50 E. RiverCenter Blvd.
                                                  Covington, Kentucky 41011
                                                  Tel 606.655.2267
                                                  Fax 606.655.9345